Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TERRESTRIAL ENERGY

Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, “its”, “Terrestrial Energy”, or the “Company” refer to Terrestrial Energy Inc. and its subsidiaries.

The following discussion and analysis of the financial condition and results of operations of Terrestrial Energy includes information that Terrestrial Energy’s management believes is relevant to an assessment and understanding of Terrestrial Energy’s consolidated results of operations and financial condition. You should read the following discussion and analysis of our financial condition and results of operations together with our audited consolidated financial statements for the years ended December 31, 2024 and 2023, and the unaudited condensed consolidated financial statements as of September 30, 2025 and for the three and nine months ended September 30, 2025 and 2024 and, together with the respective notes thereto. This discussion contains forward-looking statements reflecting current plans, estimates and assumptions concerning events and financial trends that may affect future operating results or financial position, which involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors.

Overview

Terrestrial Energy Inc. is an advanced nuclear technology company developing the Integral Molten Salt Reactor nuclear plant, which uses the Company’s proprietary design of Generation IV reactor technology. The IMSR Plant is designed to offer large improvements in affordability and utility of nuclear plants and by extension the cost competitiveness of nuclear energy supply when compared to plants built using Light Water Reactor technology as well as other Generation IV technology.

The IMSR Plant uses molten salt reactor technology, which is characterized by its distinctive use of a molten salt eutectic that acts as both nuclear fuel and reactor coolant. This approach enables stable, high-temperature reactor operation, which supports high-efficiency electricity generation using steam turbines as well as direct use as a supply of thermal energy for industrial plant operators seeking clean energy alternatives to fossil fuel combustion in industrial processes.

The Company estimates that the operational advantages accruing from reactor technology and plant design choices place the IMSR Plant competitively in a large and growing serviceable addressable market valued at $1.4 trillion today in Organization for Economic Co-operation and Development (OECD) countries. This market includes both clean, firm, and high-temperature thermal energy, and grid-based electric power supply, across a wide range of industrial and grid applications.

The Company believes that its choice of long-proven molten salt reactor technology for the IMSR Plant, designed within a pragmatic and market-focused innovative process that includes the use of standard nuclear fuel, delivers a market-competitive product in a compelling time frame. The IMSR Plant is scheduled for first commercial operation by the mid 2030s, and fleet operation commencing in the late 2030s.

The Company believes that timing of IMSR Plant development is aligned with changes in market demand for nuclear energy and nuclear reactor innovation. These are driven by major industrial innovations in other industrial sectors, by national energy supply insecurity, elevated by the Ukrainian War, by national energy policy objectives particularly in the US, and by a broad realization that net-zero is not feasible without a massive expansion in nuclear energy supply as evidenced by declarations at COP28 in Dubai.

Terrestrial Energy History

The Company was founded in 2013 and was incorporated in Canada with the intention of engaging first with the Canadian Nuclear Safety Commission (CNSC) through its Vendor Design Review pre-licensing review process, which the Company assessed to offer strategic advantages to the development of IMSR technology compared to other national nuclear regulators. As the U.S. market evolved over subsequent years to become increasingly more attractive in the U.S. for the Company, it sought to redomicile from Canada to the U.S. A court supervised Plan of Arrangement was completed in April 2024, and with shareholder approval, Terrestrial Energy was reorganized as Terrestrial Energy Inc, a Delaware corporation with headquarters in Charlotte, North Carolina. Terrestrial Energy Inc, an Ontario corporation with its headquarters remaining in Oakville, Ontario, became a directly and indirectly wholly owned subsidiary of the Company, and its name was changed to Terrestrial Energy (Ontario) Inc (“TEON”). This reorganization aligns the business strategically with U.S. nuclear energy policy supporting nuclear innovation.

Recent Developments

The Business Combination

On March 26, 2025, the Company entered into the Business Combination Agreement with HCM II and Merger Sub pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (“New Terrestrial Energy”).

The Business Combination between Terrestrial Energy Inc. and HCM II and Merger Sub closed on October 28, 2025 and trading commenced on the Nasdaq Stock Market LLC (“Nasdaq”) on Wednesday, October 29, 2025. Upon closing of the transaction, the combined company became known as Terrestrial Energy Inc. and its securities were listed on Nasdaq under the symbols “IMSR” and “IMSRW”, respectively.  As a result of the business combination, New Terrestrial Energy became the successor to a publicly traded company, which will require the hiring of additional personnel and implementation of procedures and processes to comply with public company regulatory requirements and customary practices.

Financings

In February 2025, the Company completed another closing of the Bridge Round Offering and raised additional units totaling approximately $11.0 million.

Furthermore, on July 1, 2025, Terrestrial Energy closed a private placement in which it sold an aggregate of 62,920 shares of Series A-1 Preferred Stock at a purchase price of $410 per share. Terrestrial Energy received approximately $25.8 million before commissions.

Department of Energy ("DOE") Advanced Nuclear Reactor Pilot Program

On August 12, 2025, the Company announced that it had been selected for the DOE’s Advanced Reactor Pilot Program, established by the Trump administration’s May 2025 executive order to fast-track commercial licensing activities for small and modular nuclear plants that use advanced reactor technologies, expediting their broad deployment. We believe this represents a significant milestone in Terrestrial Energy’s commercialization pathway, leveraging the program’s fast-track approach to advance the licensing and deployment of the Company’s proprietary IMSR technology.

DOE Advanced Nuclear Fuel Line Pilot Project

On September 30, 2025, the Company announced that it had been selected for the DOE’s Advanced Nuclear Fuel Line Pilot Project, established by the Trump administration’s May 2025 executive order to fast-track commercial licensing activities for small and modular nuclear plants that use advanced reactor technologies, expediting their broad deployment. The selection of Terrestrial Energy to the Fuel Line Pilot Project will expand access to the advanced fuel required to test our design and accelerate the transition from demonstration to deployment.  When combined with our selection to the Advanced Nuclear Reactor Pilot Program, and our use of standard assay low enriched uranium (“SALEU”) fuel, we believe this represents another significant milestone in Terrestrial Energy’s commercialization pathway as we won’t have to rely on scarce fuel in the commercialization of our proprietary IMSR technology.

Results of Operations

For the three and nine months ended September 30, 2025 and 2024

The following tables set forth our consolidated statement of operations for the three months and nine months ended September 30, 2025 and 2024, and the dollar and percentage change between the two periods:

	Three months ended September 30
	2025	2024	$ Change	% Change
REVENUES
Engineering services revenue	$-	$124,358	$(124,358)	(100)%

OPERATING EXPENSES
Research and development costs	3,361,858	1,248,189	2,113,669	169%
General and administrative	4,749,399	1,125,121	3,624,278	322%
Depreciation and amortization	287,095	316,711	(29,616)	(9)%
Total operating expenses	8,398,352	2,690,021	5,708,331	212%
OPERATING LOSS	(8,398,352)	(2,565,663)	(5,832,689)	227%

OTHER (EXPENSE) INCOME
Government grants	267,477	278,905	(11,428)	(4)%
Interest expense	(1,247,574)	(448,161)	(799,413)	178%
Interest expense - related party (Note 4)	(92,004)	(26,145)	(65,859)	252%
Interest income	158,056	15,922	142,134	893%
Foreign exchange gain (loss)	33,192	(4,866)	38,058	(782)%
OTHER EXPENSE	(880,853)	(184,345)	(696,508)	378%
Net loss before income tax	(9,279,205)	(2,750,008)	(6,529,197)	237%
Income tax benefit	-	-	-	-
NET LOSS	$(9,279,205)	$(2,750,008)	$(6,529,197)	237%

	Nine months ended September 30
	2025	2024	$ Change	% Change
REVENUES
Engineering services revenue	$-	$249,395	$(249,395)	(100)%

OPERATING EXPENSES
Research and development costs	6,211,043	3,755,549	2,455,494	65%
General and administrative	11,569,376	3,546,510	8,022,866	226%
Depreciation and amortization	665,832	1,015,118	(349,286)	(34)%
Total operating expenses	18,446,251	8,317,177	10,129,074	122%
OPERATING LOSS	(18,446,251)	(8,067,782)	(10,378,469)	129%

OTHER (EXPENSE) INCOME
Government grants	435,453	566,978	(131,525)	(23)%
Interest expense	(3,784,907)	(685,804)	(3,099,103)	452%
Interest expense - related party (Note 4)	(254,206)	(88,320)	(165,886)	188%
Loss on extinguishment of debt	-	(1,183,289)	1,183,289	(100)%
Interest income	169,416	46,183	123,233	267%
Foreign exchange gain (loss)	100,270	(437)	100,707	(23,045)%
OTHER EXPENSE	(3,333,974)	(1,344,689)	(1,989,285)	148%
Net loss before income tax	(21,780,225)	(9,412,471)	(12,367,754)	131%
Income tax benefit	-	-	-	0%
NET LOSS	$(21,780,225)	$(9,412,471)	$(12,367,754)	131%

Revenue

During the reporting periods, the Company provided engineering services to customers with revenue recognized typically on an over time basis. The Company’s contracts with customers are typically to provide a significant service by integrating a complex set of agreed tasks into a single deliverable. Consequently, the entire contract is accounted for as one performance obligation. The Company recognizes revenue from engineering services over time using an input method as performance obligations have no alternative use for the Company and the contracts would require payment to be received for the time and effort spent by the Company on progressing the contracts in the event of the customer cancelling the contract prior to completion for any reason other than the Company’s failure to perform its obligations under the contract. Specifically, labor hours incurred are used to measure progress towards complete satisfaction of the service. This is considered a faithful depiction of the transfer of services as the contracts are initially priced on the basis of anticipated hours to complete the projects and, therefore, also represents the amount to which the Company would be entitled based on its performance to date.

Revenue for the three month period ended September 30, 2025 and 2024 was $0.0 million and $0.1, respectively, whereas revenue for the nine month period ended September 30, 2025 and 2024 was $0.0 million and $0.2, respectively. The revenue in 2024 is attributed to the addition of a new contract with a customer in the oil and gas sector for pre-construction and use-specific engineering services, which was completed during 2024.

Operating Expenses

Research and development expense

R&D expenses represent costs incurred for designing and engineering products, including the costs of developing design tools. All research and development costs related to product development are expensed as incurred. R&D expense for the three months ended September 30, 2025 (“Q3 2025”) and 2024 (“Q3 2024”) was $3.4 million and $1.2 million, respectively. R&D expense for the nine months ended September 30, 2025 and 2024 was $6.2 million and $3.8 million, respectively. The increase in Q3 2025, and the nine months ended Q3 2025, is attributed to an increase in R&D activities performed by the Company in Q3 2025, compared to Q3 2024, as the Company began investing in the DOE Advanced Nuclear Reactor Pilot Program and the DOE Advanced Nuclear Fuel Line Pilot Project, increasing its testing capability and expanded headcount.

General and administrative expense

General and administrative expenses consist of costs, such as rent or lease costs, legal, audit and accounting services, and other professional fees, marketing costs, stock compensation, as well as personnel-related expenses for employees, executives and contractors.

General and administrative expense for the three months ended September 30, 2025 and 2024 was $4.7 million and $1.1 million, respectively. General and administrative expense for the nine months ended September 30, 2025 and 2024 was $11.6 million and $3.5 million, respectively.  The increase in Q3 2025 compared to Q3 2024 is primarily attributable to increased legal and accounting fees associated with the Company’s preparations to close on the transaction outlined in the Business Combination Agreement.

Depreciation and amortization

Depreciation and amortization consists primarily of depreciation of our computer software and equipment and amortization of our patents and trademarks.

Depreciation and amortization expense for the three months ended September 30, 2025 and 2024 was $0.3 million in each period. Depreciation and amortization expense for the nine months ended September 30, 2025 and 2024 was $0.7 million and $1.0 million, respectively.  The cause for the decrease in the nine months ended September 30, 2025 is attributed to a reduction in fixed assets, which were fully depreciated in fiscal 2024.

Government Grants

Government grants were flat when comparing the results for the three months ended September 30, 2025 and 2024 and decreased by $0.1 million, or 23%, when comparing the results for the nine months ended September 30, 2025 and 2024. The decrease was primarily due to a decrease in the government grants awarded by the U.S. and Canadian governments in Q2 2025, compared to Q2 2024.

Interest expense and Interest expense - Related parties

Interest expense and interest expense - related parties increased by $0.9 million, or 182%, when comparing the results for the three months ended September 30, 2025 to 2024. The increase was primarily due to the issuance of convertible debt securities by the Company in the third and fourth quarters of 2024 and the first quarter of 2025 which accrued a full quarter’s interest in 2025 while only a partial quarter of interest was reflected in the 2024 statement of operations and comprehensive loss. Additionally, there were more borrowings outstanding in the third quarter of 2025 as compared to the third quarter of 2024.  For the nine months ended September 30, 2025, interest expense and interest expense – Related parties increased $3.3 million or 422% due to increased debt balances in 2025 compared to 2024.

Foreign exchange gain (loss)

Foreign exchange gain (loss) increased by $0.1 million for the nine months ended September 30, 2025 compared to same period in 2024 due to the volatility of the US dollar to Canadian dollar exchange rate.

Liquidity and Capital Resources

Historically, the Company’s primary sources of liquidity have been cash flows from private fundraising offerings from related parties or other investors and other financing activities to fund operations. For the nine months ended September 30, 2025 and 2024, the Company reported operating losses of $18.4 million and $8.0 million, respectively, and negative cash flows from operations of $10.8 million and $4.6 million, respectively. As of September 30, 2025, the Company had an aggregate unrestricted cash balance of $27.7 million, a net working capital of $21.0 million, and accumulated deficit of $118.4 million. Our independent registered public accounting firm has included in its report on our financial statements for the year ended December 31, 2024 and 2023 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

The Company commenced trading on Nasdaq on October 29, 2025, after completing its business combination with HCM II on October 28, 2025. Pursuant to the closing of the business combination, the company received in excess of $292 million in gross proceeds before expenses, which included a $50 million common stock private investment ("PIPE") and approximately $242 million from HCM II's trust account following redemptions of less than 1%.

The Company’s future capital requirements will depend on many factors, including the timing and extent of spending to support further sales and marketing, research and development efforts, the Company’s commercial development and deployment of its IMSR Plant, and future revenues. The Company may seek to obtain additional financing to commercialize the IMSR Plant technology through possible public or private equity offerings, debt financings, corporate collaborations, and other means.

Cash flows for the nine months ended September 30, 2025 and 2024

The following table summarizes the Company’s cash flows from operating, investing and financing activities for the nine months ended September 30, 2025 and 2024:

	Nine months ended September 30
	2025	2024	$ Change
Net cash used in operating activities	$(10,828,412)	$(4,553,304)	$(6,275,108)
Net cash used in investing activities	$(1,029,332)	$(735,391)	$(293,941)
Net cash provided by financing activities	$36,668,939	$2,033,675	$34,635,264

Cash flows used in operating activities

Net cash used in operating activities for the nine months ended September 30, 2025 and 2024 was $10.8 million and $4.6 million, an increase of $6.3 million. The increase was primarily due to an increase in the Company’s operating loss after non-cash items. The cause of the increase in the Company’s operating loss (excluding non-cash stock-based compensation) was an increase in engineering costs and general and administrative costs as discussed above.

Cash flows used in investing activities

Net cash used in investing activities for the nine months ended September 30, 2025 was $1 million.  The corresponding amount for the nine months ended September 30, 2024 was a use of $0.7 million. The increase was primarily related to an increase in the purchases of property and equipment.

Cash flows provided by financing activities

Cash provided by financing activities for the nine months ended September 30, 2025 was $36.7 million.  Net cash provided by financing activities for the nine months ended September 30, 2024 was $2.0 million, which was the result of the issuance of convertible notes in 2024. The increase was primarily related to proceeds from issuance of Series A-1 Preferred Stock.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on its financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

The Company prepares its financial statements in accordance with US GAAP, expressed in U.S. dollars. The Company’s financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with US GAAP. References to GAAP issued by the FASB are to the FASB Accounting Standards Codification. All significant intercompany balances and transactions have been eliminated in consolidation.

Preparation of condensed consolidated financial statements in conformity with US GAAP requires the Company to make estimates and assumptions that affect the amounts reported and disclosed in the condensed consolidated financial statements and the accompanying notes. Actual results could materially differ from these estimates. On an ongoing basis, the Company evaluates its estimates, including those relating to fair values, income taxes, and contingent liabilities among others. The Company bases its estimates on assumptions both historical and forward looking that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of its assets and liabilities.

In addition, management monitors the effects of the global macroeconomic environment, including but not limited to increasing inflationary pressures, social and political issues, regulatory matters, geopolitical tensions, and global security issues. The Company is mindful of inflationary pressures on its cost base and is monitoring the impact on customer preferences.

Foreign Currency

The Company’s reporting currency is the US dollar. The functional currency of each subsidiary is determined by the currency of the primary economic environment in which the entity operates. The functional currency of TEON is the Canadian dollar, that of Terrestrial Energy Limited, a company incorporated under the laws of England and Wales, the Pound Sterling, and that of TEUSA., the United States dollar. Assets and liabilities of the operating subsidiaries are translated at the spot rate in effect at the applicable reporting date. Revenues and expenses of the operating subsidiaries are translated at the average exchange rates in effect during the applicable period. The resulting foreign currency translation adjustment is recorded as Accumulated other comprehensive income (loss), which is reflected as a separate component of Stockholders’ Equity. The functional currency is translated into U.S. dollars for balance sheet accounts using currency exchange rates in effect as of the balance sheet date, and for revenue and expense accounts using a weighted-average exchange rate during the fiscal year. The transactions in foreign currency (that is a different currency than the functional currency of the entity) are converted at the exchange rate prevailing to the date of the transaction. The assets and liabilities denominated in foreign currencies are evaluated in the current period on the date of the closing or at the opening rate, when applicable. The translation adjustments are deferred as a separate component of equity in “Accumulated other comprehensive income (loss)”. Gains or losses resulting from transactions denominated in foreign currencies and intercompany debt that is not of a long-term investment nature are included in Foreign exchange (gain) loss in the consolidated statements of operations and comprehensive loss.

Fair Value Measurements

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The categorization of financial assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels:

•         Level 1: Inputs are quoted prices in active markets for identical assets or liabilities.

•         Level 2: Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

•         Level 3: Inputs are unobservable for the asset or liability.

The carrying amounts of certain financial instruments, such as cash equivalents, prepaid expenses and other current assets, short-term investments, accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities.

Convertible Notes

The Company may enter into convertible notes, some of which contain, predominantly, fixed rate conversion features, whereby the outstanding principal and accrued interest may be converted by the holder, into common shares at a fixed discount to the market price of the common stock at the time of conversion. In this case, the convertible notes represent a financial instrument other than an outstanding share that embodies a conditional obligation that the issuer must or may settle by issuing a variable number of its equity shares. The Company records the convertible note liability at its fixed monetary amount by measuring and recording a premium, as applicable, on the convertible notes date in accordance with ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).

Warrants

The Company reviews the terms of warrants to purchase its common stock to determine whether warrants should be classified as liabilities or stockholders’ deficit in its consolidated balance sheets. In order for a warrant to be classified in stockholders’ deficit, the warrant must be (i) indexed to the Company’s equity and (ii) meet the conditions for equity classification.

If a warrant does not meet the conditions for stockholders’ deficit classification, it is carried on the consolidated balance sheets as a warrant liability measured at fair value, with subsequent changes in the fair value of the warrant recorded in other items in the consolidated statements of operations and comprehensive loss. If a warrant meets both conditions for equity classification, the warrant is initially recorded, at its relative fair value on the date of issuance, in stockholders’ deficit in the consolidated balance sheets, and the amount initially recorded is not subsequently remeasured at fair value.

Share-Based Compensation

The Company accounts for stock-based compensation arrangements granted to employees in accordance with ASC 718, “Compensation: Stock Compensation”, by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. The Company accounts for forfeitures when they occur.

The Company uses the Black-Scholes option pricing model to determine the grant date fair value of its stock-based compensation. This model requires the Company to estimate the expected volatility and the expected term of the stock options, which are highly complex and subjective variables. The Company uses an expected volatility of its stock price during the expected life of the options that is based on the historical performance of the Company’s stock price as well as including an estimate using similar companies. The expected term is computed using the simplified method as the Company’s best estimate given its lack of actual exercise history. The Company has selected a risk-free rate based on the implied yield available on U.S. Treasury securities with a maturity equivalent to the expected exercise term of the stock option.

Government Grants

Government grants are recognized where there is reasonable assurance that the grant will be received, and all attached conditions will be complied with. When the grant relates to an expense item, the grant is recognized in other income as government grants, deferred over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Where the grant relates to an asset, it is recognized as deferred income, and then recognized as income over the useful life of the related depreciable asset.

Research and Development Tax Credits

Research and development expenditures are expensed as incurred. The Company claims investment tax credits as a result of incurring scientific research and experimental development expenditures. Investment tax credits are recognized when the related expenditures are incurred, and there is reasonable assurance of their realization. Management has made a number of estimates and assumptions in determining the expenditures eligible for the investment tax credit claim. The Company’s claim is subject to audit by Canada Revenue Agency who may disallow all or a portion of the amount recorded.

Recently Adopted Accounting Standards

A discussion of recently issued accounting standards applicable to Terrestrial Energy is described in Note 2, Recent Accounting Pronouncements, in the notes to our audited consolidated financial statements as of and for the years ended December 31, 2024 and 2023 and the unaudited condensed consolidated financial statements for the three and nine month periods ended September 30, 2025 and 2024, contained elsewhere in this proxy statement/ prospectus.

Emerging Growth Company Status

In April 2012, the JOBS Act was enacted. Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, the Company will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of its financials to those of other public companies more difficult.

The Company expects to retain its emerging growth company status until the earliest of:

•         The end of the fiscal year in which its annual revenues exceed $1.2 billion;

•         The end of the fiscal year in which the fifth anniversary of its public company registration has occurred;

•         The date on which it has issued more than $1.0 billion in non-convertible debt during the previous three-year period; and

•         The date on which it qualifies as a large accelerated filer.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

The Company maintains its cash in checking and savings accounts. It does not enter into investments for trading or speculative purposes and has not used any derivative financial instruments to manage its interest rate risk exposure. We believe that our cash and cash equivalents do not have a material exposure to changes in the fair value as a result of changes in interest rates due to the short-term nature of our cash and cash equivalents. At December 31, 2024 and September 30, 2025, we had no outstanding debt obligations subject to interest rate fluctuations.

Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents. Bank deposits are held by accredited financial institutions. The Company limits its credit risk associated with cash and cash equivalents by placing them with financial institutions that it believes are of high quality and by holding balances in short-dated government-secured treasury bills issued by the United States Treasury, or by the Government of Canada. Deposits may exceed federally insured limits, and the Company is exposed to credit risk on deposits in the event of default by the financial institutions to the extent account balances exceed the amount insured by the Federal Deposit Insurance Corporation. The Company is continuing to monitor any events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or other companies in the financial services industry or the financial services industry generally. The Company has not experienced any losses on its deposits of cash or cash equivalents.

Foreign Currency Exchange Risk

The Company’s operations include activities primarily in the United States and Canada. In addition, the Company contracts with vendors that are located outside of the United States and certain invoices are denominated in foreign currencies. While its operating results are exposed to changes in foreign currency exchange rates between the U.S. dollar, Canadian Dollar and Euro, there was no material impact on its results of operations for any periods presented herein.

Effects of Inflation

Inflation generally affects the Company by increasing its cost of labor and material costs. It does not believe that inflation and changing prices had a significant impact on its results of operations for any periods presented herein. While the Company is seeing, and expects to continue to see, inflation due to, among other things, geopolitical and macroeconomic events, such as the ongoing global military conflicts and related sanctions, as of December 31, 2024 and September 30, 2025, it does not expect anticipated changes in inflation to have a material effect on its business, financial condition or results of operations for future reporting periods other than general impacts on companies due to general economic and market conditions.